Exhibit 5.3

601 Lexington Avenue New York, NY 10022 United States (212) 446 4800 www.kirkland.com	Facsimile: (212) 446 4900

August 10, 2017

Kraft Heinz Foods Company

One PPG Place

Pittsburgh, Pennsylvania 15222

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Issuer”) and The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), in connection with the issuance and sale by the Issuer of (i) $350,000,000 aggregate principal amount of Floating Rate Senior Notes due 2019 (the “2019 Notes”), (ii) $650,000,000 aggregate principal amount of Floating Rate Senior Notes due 2021 (the “2021 Notes”) and (iii) $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2022 (the “2022 Notes” and, collectively with the 2019 Notes and 2021 Notes, the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), which are guaranteed by the Guarantor (the “Guarantee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, bylaws and other organizational documents of the Guarantor, (ii) the Registration Statement on Form S-3 (No. 333-213290) filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “Commission”) on August 24, 2016 (the “Registration Statement”), (iii) the Indenture, dated as of July 1, 2015 (the “Base Indenture”), by and among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by the sixth supplemental indenture thereto, dated as of August 10, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the Guarantor and the Trustee and (iv) copies of the Notes.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also

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Kraft Heinz Foods Company

August 10, 2017

assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Guarantee has been duly authorized and is a binding obligation of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Issuer’s Current Report on Form 8-K in connection with the sale of the Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement with respect to the Notes constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

Kraft Heinz Foods Company

August 10, 2017

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Notes, and the Guarantee and the performance by the Issuer and the Guarantor of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Guarantor is bound.

This opinion is furnished to you in connection with the filing of the Issuer’s Current Report on Form 8-K, which is incorporated into the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP